UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

CLICKSTREAM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	46-5582243
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

1801 Century Park East, Suite 1201 Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 626-964-8808

Copies to:
David L. Ficksman, Esq.
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
Telephone: (310) 553-4441

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

This Registration Statement on Form 10 contains forward-looking statements that involve risks, uncertainties and assumptions.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  All statements made in this Registration Statement on Form 10 other than statements of historical fact could be deemed forward-looking statements.

By their nature, forward-looking statements speak only as of the date they are made, are neither statements of historical fact nor guarantees of future performance and are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks identified in the section entitled “Risk Factors” in Item IA of this Registration Statement, and similar discussions in our other filings with the Securities and Exchange Commission (the “SEC”).  If such risks or uncertainties materialize or such assumptions prove incorrect, our results could differ materially from those expressed or implied by such forward-looking statements and assumptions.  Risks that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to risks related to: our need to raise additional capital and our ability to obtain financing; general economic and business conditions; our ability to continue as a going concern; our limited operating history; our ability to recruit and retain qualified personnel; our ability to manage future growth; and our ability to develop our planned products.

You should not place undue reliance on forward-looking statements.  Unless required to do so by law, we do not intend to update or revise any forward-looking statement, because of new information or future developments or otherwise.

Except as otherwise noted, all share and per share amounts set forth in this Registration Statement have been adjusted to reflect the 1-for-300 reverse stock split of our common stock that was effected on June 19, 2014.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

As used in this Form 10 and unless otherwise indicated, the terms the “ClickStream,” “Company,” “we,” “us” and “our” refer to ClickStream Corporation.

PART I

ITEM 1.               BUSINESS

The following discussion should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement on Form 10.

Overview

ClickStream is a technology based data analytics company focused on development of analytical tools for high volume data analysis and related internet trends and associations. We currently are pre-revenue and are in late-stage development of a fantasy sports analytical service platform, DraftClick. We have completed a fully-functional prototype containing first-generation algorithms. The purpose of the prototype was to allow eventual users of the software to evaluate the design of the proposed product by actually trying it out, rather than having to interpret and evaluate the design based on descriptions. Feedback from these users will be used to complete the development of the product. Our development plan estimates four to five months to transition the prototype to a marketable product containing next-generation algorithms. This estimate is based on an expected funding profile, the ability to maintain the current development team and the ability to hire additional developers in identified product areas once the additional funding is in place.  We estimate the cost to complete the development of our product to be approximately $250,000.  There can be no assurance that our efforts to develop our platform will succeed or that we will be able to successfully market our platform, if developed.

A fantasy sport is a game where participants assemble imaginary or virtual teams of real players of a professional sport. These fantasy teams compete based on the statistical performance of the selected professional athlete in actual games. This performance is converted into points that are compiled and totaled according to a roster chosen by the fantasy sport participant. These point systems can be simple enough to be manually calculated by a “league commissioner” who coordinates and manages the overall league, or points can be compiled and calculated using computers tracking actual results of the professional sport. In fantasy sports, fantasy sports participants act as team owners and managers that draft, trade and cut (drop) professional athletes, analogously to real sports teams.

DraftClick is designed to assist in the fantasy sport participant’s ability to monitor changes in player valuations, breaking news releases, injury reports, real-time discussions in sports forums, fan sentiment, historical matchup data and other sources of data by incorporating all of this information into prediction results.  These results are then presented using a tailored version of DraftClick’s user interface which has been designed to enable seamless transition of fantasy sport participant selections to fantasy game sites such as DraftKingsTM and FanDuelTM.

Fantasy sports game sites are sites that primarily allow the user to enter their fantasy sports team into cash games and/or tournaments where they have paid an entry fee. Our business model is not to complete with these sites, but to support them by providing users an advanced toolset using self-learning algorithms to more effectively select the players for their fantasy sports team. Once their team has been identified using our toolset, the users manually enter it into a game or tournament at a fantasy sports game site.  We are unable to quantify the financial correlation between our service and the various fantasy game sites in terms of our revenue or income.

ClickStream plans to monetize DraftClick using its proprietary data analysis algorithms to take advantage of the growing fantasy sports market through various weekly subscription services and tools on a per sport basis that:

•	generates probabilities of sport specific win/loss outcomes for a particular team;

•	generates probabilities of particular professional athletes meeting certain performance thresholds, as may be particularly useful for fantasy football and fantasy baseball customers;

•
compares predictions (taking into account confidence ratings and historical performance) and cross-reference with published lines in order to identify particularly appealing acquisition opportunities; and

•	generates probabilities of final score differentials for upcoming specific sporting events.

Our fantasy sports services are slated to provide notifications which would allow for the sending of an e-mail or text whenever a particular prediction reaches a threshold confidence rating, or when predictions change by more than a set amount based on late-breaking news or events. We plan to customize our service interface and applications for each fantasy sport and are currently planning on using both mobile apps and web-based platforms which would allow customers to log-in using both desktop or mobile devices.

History

We were incorporated in the state of Nevada on September 30, 2005 and previously operated under the name Peak Resources Incorporated. Effective August 18, 2008, we changed our name to “Mine Clearing Corporation.” The Company had been operating as an exploration division in the mining sector until May 2014.

On April 25, 2014, the Company’s shareholders adopted Amended and Restated Articles of Incorporation, (the “New Articles”). The New Articles provide for a one for 300 reverse split of all outstanding shares of common stock, authorization of 5 million shares of “blank check” preferred stock, an increase in the authorized shares of common stock to 300,000,000 shares and changing the name of the Company to ClickStream Corporation. All share numbers in this Registration Statement have been adjusted to reflect the one for 300 reverse split of the common stock effective as of June 19, 2014.

On May 2, 2014, the Company acquired all of the outstanding shares of ClickStream Corporation, a Delaware corporation (“CS Delaware”), pursuant to a merger into a wholly-owned subsidiary of the Company.  Since the merger, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

Since former holders of Clickstream common stock owned, after the merger, substantially all of the Company’s shares of common stock, and as a result of certain other factors, including that all members of the Company’s executive management are members of Clickstream management, Clickstream is deemed to be the acquiring company for accounting purposes and the merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”).

Our common stock is currently quoted on the over-the-counter market in the United States (commonly known as “the Pink Sheets”) under the trading symbol “CLIS”.

Our principal executive offices are located at 1801 Century Park East, Suite 1201, Los Angeles, California, and our telephone number at that address is (626)-964-8808. Our website is located at www.clickstream.technology. Information on our website is not, and should not be considered, part of this Registration Statement.

Business Operations

Our business and operations are focused on development of analytical tools for high volume data analysis and related internet trends and associations particularly for use in fantasy sports. Our mission is to build value for our investors by commercializing the predictability power of discussions on the internet combined with other statistics in our ever growing database. To realize this mission, ClickStream is completing development of our fantasy sports analytical service platform, DraftClick.

We are pre-revenue and have completed a fully-functional prototype containing first-generation algorithms. Our development plan estimates four to five months to transition the prototype to a marketable product containing next-generation algorithms at an approximate cost of $250,000.  This estimate is based on an expected funding profile, the ability to maintain the current development team and the ability to hire additional developers in identified areas once the additional funding is in place.

The Opportunity

As reported in the Fantasy Sports Trade Association report dated June 22, 2015, fantasy sports players have grown from 500,000 in 1988 to an estimated 56 million in 2015 in the U.S. and Canada up from 32 million in 2010.  According to this report, they spend an average of 8.7 hours weekly consuming fantasy sports, they are mostly male (66%) with an average age of 37 years, and 57% have college degrees.  According to this report, football is the most popular of the fantasy sports (73%) and 74% of the players use four to six sports websites to obtain relevant data to assist them in their playing strategies.  As further discussed in the report, as of September, 2015, more than 25,000 one-week leagues were run weekly in all different sizes. The market for fantasy sports has expanded at a rapid rate and we believe it will continue to grow in popularity.

The Challenge

When using the Internet for research, users have been accustomed to expect to accumulate mountains of data through available search techniques and data providers. The resulting data is often composed of an unstructured mix of current and historical objective and subjective information. In order to make sense of this data, the user must carefully analyze and screen the results in the hope of extracting their search results in a timely fashion. Essentially, this ‘search’ is manual, unfocused and time consuming.

Informed decision-makers, particularly in fantasy sports, often assume that the majority of their peers are making equally careful considerations when choosing a course of action. However, management believes that the reality is that most decisions, even important ones, are based on emotions. Emotional decisions are usually grouped and are followed by emotional decisions from peers. People react much more quickly to fear than they do to facts, thus creating the phenomenon known as herd mentality. Knowing that emotional herds grow through interactions and conversations, it would logically follow that tracking and analyzing conversations in real-time are invaluable.

Management believes information dissemination is now largely not through traditional publication such as print media, but through social media and online conversation. Our preliminary tests have been able to show that one  can use that social data to augment historical statistical data to gain an additional advantage through our proprietary self-learning algorithms, increasing the likelihood for picking a winning fantasy sports team or determining the possible outcome of a particular event.

The Solution

ClickStream understands the relational importance of information and thus we focus on correlating and analyzing data as it continually becomes available. We aggregate data from numerous relevant sources but we understand it is unhelpful to pass this information along to users in its raw form.  For the most part, users are looking for assistance in making critical decisions that often require a very timely response.

Capturing the sentiment of social media conversation is also essential in analyzing the meaning of what is being said. Conversations are the catalysts of emotions, and gathering data from the multitude of relevant conversations that take place on the internet is vital to fully understanding the direction of today’s events.

For fantasy sports players, DraftClick takes the analytical labor out of information aggregation.  DraftClick, powered by our algorithms, assists in one’s ability to monitor changes in sport player valuations, breaking news releases, injury reports, real-time discussions in sports forums, fan sentiment, historical matchup data and other sources of data, by incorporating all of this information into our prediction results. These results are then presented using a tailored version of our user interface which has been designed to enable seamless transition of fantasy sport participant selections to fantasy game sites such as DraftKings and FanDuel.

DraftClick analyzes discussions on the Internet (forums, tweets, etc.) to determine the most relevant sources and then monitors those sources in real-time. This information is used in conjunction with the historical and daily sports data available for fantasy sport participants and teams to improve the self-learning of our algorithms. As new and important data becomes available, DraftClick aggregates and correlates that data with other relevant and important information in order to lend intelligence to the user’s decision-making process.  In essence, this approach combines the quantitative methods used in fields such as technical trading with the sentiment-based approach which a person uses when reading and analyzing all available information about a particular event. The prediction algorithms optimize the relative importance of historical performance versus sentiment analysis for each particular event.

We currently are pre-revenue and are in late-stage development of our fantasy sports analytical service platform, DraftClick. We have completed a fully-functional prototype containing first-generation algorithms. Our development plan estimates four to five months from funding to transition the prototype to a marketable product containing next-generation algorithms. This estimate is based on an expected funding profile, the ability to maintain the current development team and the ability to hire additional developers in identified areas once the additional funding is in place.  There can be no assurance that our efforts to develop our platform will succeed or that we will be able to successfully market our platform, if developed.

Industry

According to the Eilers Research dated December 2014, daily games will generate around $2.6 billion in entry fees in 2015 and grow 41 percent annually, reaching $14.4 billion in 2020. Fantasy sports place a premium on data, and technological and statistical advances have made massive amounts of information available instantly and for sale.

Management believes that the mainstream growth of daily fantasy sports was credited to several factors, including the convenience of the format in comparison to traditional fantasy sports, the prospective cash prizes (with some contests featuring advertised cash prices of up to $1 million), as well as their availability on mobile devices—which complements technologically-oriented lifestyles.

According to a report from Nielson Research dated January 2015, in 2013, 319,000 Fantasy Sports players used mobile devices to participate in fantasy sports. In 2014, this number had increased by 847% to 3,022,000.

FanDuel announced it will award about $2 billion in prizes in 2015, while DraftKings, the second-largest daily fantasy sports operator in the US, expects to award more than $1 billion.  According to the report from the Fantasy Sports Trade Association dated June 22, 2015, the fantasy sport platforms typically keep around 10 percent of participating fantasy sport participant fees as revenue, paying the rest in prizes. The two rival platforms have both raised new rounds of investment, bringing DraftKings’s total amount raised to $426 million and FanDuel’s to $363 million.

Competition

Most companies in the fantasy sports industry who offer statistical data to fantasy sport participants (mostly for use on FanDuel and DraftKings, although Yahoo has recently instituted a fantasy sport platform) offer data-driven intelligence to support fantasy sports contests. Such companies typically provide content including top 10 value plays, odds of professional athletes scoring the most points, optimal lineups and overall rankings. They formulate pre-game projections which are updated in real-time as games progress, incorporating a range of components, including win probability, professional athlete projections and expected points against the spread.

STATS is a sports statistics, technology, data, and content company, founded in 1981 that provides content to multimedia platforms, television broadcasters, leagues and teams, fantasy providers and fantasy sport participants as well as major business-to-business and business-to-consumer brands. STATS also offers Associated Press editorial content and maintains relationships with many major sports leagues worldwide. They cover more than 300 leagues and competitions across the globe for a total of 83,000 events annually.

Other companies such as RotoGrinders, RotoWire, OfficialPredictionMachine.com, Breaking Sports and Sports Guys LLC., offer optimal lineups for fantasy sports games, professional athletes and team news and depth charts. Some of these services help fantasy sport participants set lineups, make trades and strategize every week all the way to the playoffs, assisting in making informed decisions by supplying large amounts of data. Some are customizable by site, time, risk level and type of game.

The predictions all these companies make are based on an algorithm(s) which uses available data and generates a prediction. The field of self-learning algorithms is fairly well-established and the type of algorithms which can be used in applications like the stock market or fantasy sports is well defined.

We have completed a fully-functional prototype providing users an advanced toolset based on self-learning algorithms to effectively select the players for their fantasy sports team. The primary differences between DraftClick and our competition described above is detailed in the “DraftClick Differentiators” section.

DraftClick Differentiators

DraftClick, ClickStream’s flagship product for daily fantasy sports (“DFS”) users, differs from commonly available products or toolsets to help DFS users select their optimal teams in two key areas.

First, the DraftClick team selection page supports a large number of professional athlete filters that can be used in a flexible fashion. Some of these filters are based on widely available professional athlete data (e.g., average fantasy points per game, floor/ceiling points, consistency in point production), while others are based on computed values using proprietary algorithms (e.g., projected performance versus next opponent, recent social media feedback). These filters can currently be nested up to six levels deep to help users sort and select their own professional athletes using one or many selected search criteria. The searches can be position specific or across multiple positions.

Second, the DraftClick team selection page offers an “auto fill” button which will complete the user’s team using proprietary self-learning algorithms which utilize statistical correlation to determine which of over 100 professional athlete specific variables best predict the fantasy point production for each professional athlete in their next contest. These algorithms learn through historical back-testing (before and after examples from thousands of previous games) and the specific algorithms which best predict each professional athlete’s recent performance (out of a pool of over 40 algorithms) are then selected to predict their next game performance. The entire collection of algorithms is rerun on a daily basis, or a subset of algorithms as breaking events occur. The auto fill button can also be used to select the entire team, if that is desired.

We believe based on feedback from users of our prototype that our use of advanced filtering (multilevel, proprietary algorithms) and the availability of our “auto fill” button to complete the composition of a fantasy sports team based on self-learning algorithms distinguishes us from the competition.

Future Applications.

Fantasy sport applications are the initial iteration and application for our technology.  Additionally, subject to the availability of capital, we plan to develop products for additional sports and other applications as we continue to evolve our technology such as:

•
Financial Predictions ―Using stock prices, public sentiment analysis and event data, ClickStream technology can correlate past stock price movements driven by discrete events and public sentiment with gathered data on emerging events and breaking sentiment to predict the movement of specific stocks over the next few trading sessions.  Key markets and users for this type of  product are hedge funds that essentially operate as day traders (especially high frequency traders), institutional investment houses, financial advisors, individual investors and online retail brokers.

•
Political Analytics―Using real-time news, polls and event tracking, our technology can perform political analytics to monitor public entities and social media both proactively and reactively to deliver alerts about any negative or threatening conversations, press, or changes in sentiment on the web.

Employees

We currently have two employees and three technology consultants.

Intellectual Property

We believe our proprietary algorithms and database architectures are fundamental to our business and our strategy, including the continued development of our analytical tools.  Our core technology is centered on statistical prediction.  In order to generate statistical predictions, several criteria must first be defined. First, what is the specific question that the algorithms will attempt to answer. Second, what algorithm or set of algorithms will be used. Third, which data points will be used within the algorithm as input data from which the prediction will be generated. Fourth, what will be used as the “training data” which allows the algorithms to “learn” and subsequently improve accuracy. Finally, what confidence levels are selected to declare a valid prediction outcome.

The selections of these five criteria are critical to the prediction and there can be thousands of valid combinations. DraftClick uses over 40 types of well-established self-learning algorithms and it uses over 100 athlete specific variables as input data points. Which of these algorithms to use for each athlete each day is dynamically selected by the system based on the training data. The training data consists of thousands of historical contests where the outcome is known and the values of the data points are known before and after each contest. This so-called historical “back testing” is also used to establish proper confidence levels. As each day goes by, the set of training data increases by the outcomes for that day.

Based upon availability of capital, we anticipate launching DraftClick in the Spring of 2016.

All elements used in the development of the Company’s products (including design, names, function, codes, algorithms) have been developed by the Company’s personnel from conception, or by technical consultants under contract to the Company.  Each individual has signed an invention and assignment agreement that  all such elements, including the completed products and any patents or registrations that may be attached thereto,  belong solely to the Company and that they have no right, title or interest in said properties.

We presently have no patents. Consequently, we rely on a combination of trade secret laws and assignment of invention and non-disclosure agreements to protect our technology, systems and data procedures. We have applied for trademark registrations for DraftClick and ClickStream in the United States.

Government Regulation

Our DraftClick fantasy sports product is a toolset which allows people to identify their optimal teams which they can then enter into sites like FanDuel or DraftKings. We do not provide a daily fantasy sport platform, and as such, we would not be directly affected by government regulation on how sites like FanDuel or DraftKings operate under federal and state internet gambling laws, rules and regulations.  The following regulatory discussion pertains to the fantasy sports industry and the ability for daily fantasy sport platforms to continue their present operations.

U.S. Federal Regulation of Fantasy Sports

Under federal law, the Unlawful Internet Gambling Enforcement Act of 2006 (UIGEA) prohibits online gambling practices, but exempts fantasy sports, as long as they operate within certain parameters. The UIGEA specifically exempts fantasy sports games, educational games, or any online contest that “has an outcome that reflects the relative knowledge of the participants, or their skill at physical reaction or physical manipulation (but not chance), and, in the case of a fantasy or simulation sports game, has an outcome that is determined predominantly by accumulated statistical results of sporting events, including any non-participant’s individual performances in such sporting events...” As a result, online casino games, such as poker, are deemed games of luck; fantasy sports, including daily fantasy sports, are considered games of skill so long as:

•	Such games are not based on the current membership of an actual sports team or on the score, point spread or performance of teams;

•	All prizes and awards are established and made known before the start of the contest; and

•
Winning outcomes are based on the skill of the participants and predominately by accumulated statistics of individual performances of professional athletes, but not solely on a single performance of a professional athlete.

In October, 2015, the U.S. Justice Department and the Federal Bureau of Investigation began an investigation of the business model of daily fantasy-sports operators as to whether such practices violate federal law. As reported by the Wall Street Journal on October 15, 2015, the Justice Department is trying to determine whether daily fantasy games are a form of gambling that falls outside the purview of the game of skill exemption, and the on-going investigation is in its preliminary stage.

State Regulation of Fantasy Sports

Even if fantasy sport platforms or daily fantasy sports websites operate in compliance with UIGEA, individual states can take more restrictive positions. In most U.S. states, fantasy sports currently remain unregulated or are generally considered a game of skill and therefore not considered gambling. However, some states either use a more restrictive test of whether a game is one of skill or have specific laws outlawing pay-to-play fantasy sports, such as in Illinois, Montana, Washington, Iowa, Nevada and Arizona. The regulatory environment for daily fantasy sports is evolving. Either the U.S. government or additional states could potentially pass laws or interpret their current laws in ways that would cause fantasy sports platforms to cease operating in those states, or to change the manner in which they operate.

Nevada is the most recent state to pass fantasy sports regulation.  On October 15, 2015 Nevada regulators ruled that playing daily fantasy sports should be considered gambling, not a game of skill, and ordered daily fantasy sports websites like DraftKings and FanDuel to stop operating immediately in the state until the companies and their employees receive state gambling licenses. DraftKings and FanDuel have previously operated under an exemption to the UIGEA and were not directly regulated in the state.

On November 12, 2015, the New York State Attorney General filed a cease and desist order against DraftKings and FanDuel claiming operations constitute illegal gambling under New York law, according to which, a person engages in gambling when he stakes or risks something of value upon the outcome of a contest of chance or a future contingent event not under his control or influence.  On December 11, 2015, the New York Supreme Court issued a preliminary injunction ordering DraftKings and FanDuel to cease operations in New York.   The implementation of the injunction has been stayed by an appellate court pending a trial of this matter.  Currently, FanDuel and DraftClick are allowed to continue their operations in New York.

Other states, such as New Jersey, Massachusetts and California, are currently considering daily fantasy sports bills that would regulate or restrict fantasy sports.  A draft version of the New Jersey bill, for example, would require daily fantasy sports operators to obtain proper licensing and pay a “permit fee” to operate within the state, maintain their servers in Atlantic City and impose an age requirement of 21 on contest entries. In addition, daily fantasy sports operators would be unable to offer paid contests based only on the performance of an individual professional athlete to prevent potential conflict with federal bans on sports gambling.

Non-governmental Regulation of Fantasy Sports

In the wake of recent inquiries by federal and state regulators, daily fantasy sports companies have agreed to the formation of the Fantasy Sports Control Agency (“FSCA”), a self-regulatory body which is to be initially headed by the former acting U.S. Secretary of Labor, Seth Harris.  The FSCA is charged with creating a system to ensure ethics and integrity across the fantasy industry as a whole.  It is unclear whether such self-regulation will be accepted by government regulators or the effect of such self-regulatory body.

ITEM 1A.            RISK FACTORS

Our business, financial condition and results of operations are subject to various risks and uncertainties, including those described below and elsewhere in this Registration Statement.  This section discusses factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  It is not possible to predict or identify all such factors.  Consequently, the following are not to be considered a complete discussion of all potential risks or uncertainties applicable to our business.

Risks Related to Our Business

Limited operating history with net losses.

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects.  As a result the Company has limited operating history upon which an evaluation of ClickStream’s performance can be made.  There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development.  There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

The likelihood of the our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the start and growth of a business, and the implementation of our business plan.  In particular,

•	our results of operations may fluctuate significantly, which may adversely affect the value of an investment in our common stock;

•	we may be unable to monetize our technology in a timely manner that will meet the objectives we have established for our business strategy or grow our business profitably or at all; and

•
we have only performed preliminary field testing of our DraftClick product and have not yet completed a full cycle testing in a large scale operation, and because of our limited operating history, it may be difficult to accurately predict our long-term accuracy and yields and the demand for our analytic tools. If we are unable to attract and maintain a critical mass of subscribers, whether due to competition or other factors, our revenue and net income, if any, could decrease materially.

Need for Capital

We require approximately $250,000 to finalize the development of our key product, DraftClick, and an additional $1,000,000 to fund our operations for the next twelve months.  We are seeking to raise such funds from the sale of our securities.  No assurance can be made that we will be able to secure such financing or the terms thereof.  To the extent that we are unable to secure such financing, we will not be able to implement our business plan and may be required to curtail or cease operations.

Our ability to build a user base for DraftClick and related services and our future operating success are heavily dependent on the use of our Internet-based service.

Our business depends substantially on the long term interest and continuing growth with individuals who play fantasy sports online. The lack of interest in subscribing to our service may not immediately be reflected in our operating results.  To the extent that fantasy sport participants do not consider our platform to be a useful or viable , we may be unable to develop a revenue-generating user base. The success of our technology and our resulting ability to generate subscription revenues from our services are substantially dependent on Internet usage and acceptance by users of our technology.

We require significant expenditures of capital in order to expand our user base and to continue to enhance our technology and may require additional capital to pay for ongoing development costs in the future.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations to meet our long-term needs under our current operating plans to grow our user base and to continue to enhance our technology. If we are not able to obtain the necessary additional financing through an offering or otherwise, we may be forced to reduce, delay or cancel our planned commercial activities, or curtail or cease our operations. We may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. Additionally, we do not currently have any third-party bank credit arrangements.

We may seek to obtain additional funds primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current shareholders.

Our independent auditors have expressed their uncertainty as to our ability to continue as a going concern.

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the year ended September 30, 2015 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. As of September 30, 2015, we have generated no revenue, and had an accumulated deficit of $1,598,758. In order to continue as a going concern, we must effectively use the funds we intend to raise to begin to generate revenue from our DraftClick platform and raise additional capital from equity financings. If we are not able to do this, we may not be able to continue as an operating company.

Our products and services are dependent upon advanced technologies that are susceptible to rapid technological change.

Our products and services may be seriously affected by, or become obsolete as a result of, technological changes. Although we do not believe there is a comparable technology platform currently available to provide similar services to the fantasy sports industry, there is a risk that a competitor may develop a similar platform that includes features more appealing to fantasy industry participants or that uses more advanced technology not currently supported by our technology. There is also the risk that different technology or platforms might nonetheless prove more appealing than ours. The occurrence of any of these events could decrease the amount of interest and use of our technology.

Some of our products and services are dependent upon social media models that are susceptible to change.

Our key technology and services utilize a social media model akin to those seen in social media sites (user profiles, news feeds and the like). This social media model has proven very popular, as the success of those and other services illustrates. However, there is no guarantee that this model will remain popular or that social media companies and governmental agencies may restrict access to their information. If a different model of interacting with the Internet were to become popular, interest in social media models generally, or access to social media content is hindered, the result could be decreased usage of our products and services.

A significant number of our potential clients may currently subscribe to trading tools offered by others which could impact our operations and harm our business.

While we believe that DraftClick and our proprietary algorithms provide a unique service beneficial to fantasy sports players, such players may already subscribe to existing trading tools.  Services such as STATS, which was established in 1981, has a robust database of statistical data and provides statistical content to a variety of platforms.  Other companies such as RotoGrinders, RotoWire, OfficialPredictionMachine.com, Breaking Sports and Sports Guys LLC., offer optimal lineups for fantasy sports games, athlete and team news and depth charts. Some of these services help fantasy sport participants set lineups, make trades and strategize every week all the way to the playoffs, assisting in making informed decisions by supplying huge amounts of data. As a result, if fantasy sport participants are already using other services they may be less likely to adopt our service so that our advancement into the market may be hindered.

We will provide services which are intended to assist players using daily fantasy sports websites and changes in federal and state regulation of such websites or other fantasy sports platforms could materially affect our business.

We are in the business of providing analytical services and technology as tools to be used in assisting in fantasy sports games. Various states have laws restricting gambling which may be applied to games of skill, such as fantasy sports. We believe that we are in compliance with the rules and regulations in the states we operate. However, companies with daily fantasy sports offerings operate in an unclear and evolving regulatory environment. If a regulator takes the position that daily fantasy sports websites operate in violation of applicable laws, or if laws are changed, it could force such websites to cease operating in certain states or to change their business models in ways that could materially and negatively impact our business. Additionally, there can be no assurance that new rules and regulations restricting our business will be adopted in the states we operate. If such restrictive rules and regulations are adopted, we may incur additional costs in complying with the rules and regulations or we may have to cease operation in such states.

If we fail to retain current members of our senior management, or to attract and keep additional key personnel, our business and prospects could be materially adversely impacted.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and technical personnel. We are highly dependent upon our senior management and technology consultants, particularly Michael J. O’Hara and Eben Esterhuizen. The loss of services of any of our key personnel or consultants could adversely affect our ability to successfully commercialize our technology.

In addition, competition for qualified technical, sales and marketing staff, as well as officers and directors, can be intense and no assurance can be provided that we will be able to attract or retain key personnel in the future, which may adversely impact operations.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

Future growth will place a significant strain on our management, administrative, operational and financial infrastructure. We anticipate this growth will be required to address increases in our product offerings and expansion.  Our success will depend in part upon the ability of our management team to manage this growth effectively. To do so, we must continue to recruit, hire, train, manage and integrate a significant number of qualified managers, technical personnel and employees in specialized roles within our company, including in technology, sales and marketing. If our new employees perform poorly, or if we are unsuccessful in recruiting, hiring, training, managing and integrating these new employees and offices, or retaining these or our existing employees, such failures could have a negative impact on our business, results of operations or financial condition.

In addition, to manage the expected growth of our staff, and operations, we will need to continue to improve our information technology infrastructure, and operational, financial and management systems and procedures. Our anticipated additional staff and capital investments will increase our costs, which will make it more difficult for us to address any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to successfully execute our business plan, which could have a negative impact on our business, results of operations or financial condition.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly quoted company.

The directors and management of publicly quoted corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors’ and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do not carry directors’ and officers’ liability insurance.  Directors’ and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors’ and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have directors’ and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with limited operating history and resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

We will incur increased costs as a result of becoming a reporting company, and given our limited capital resources, such additional costs may have an adverse impact on our profitability.

Following the effectiveness of this Form 10, we will be an SEC reporting company.  The Company currently has no business that produces revenues.  However, the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”) require a public company to provide periodic reports with interactive data files which will require the Company to engage legal, accounting and auditing services, and XBRL and EDGAR service providers.  The engagement of such services can be costly and the Company is likely to incur losses which may adversely affect the Company’s ability to continue as a going concern. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures.

The additional costs we will incur in connection with becoming a reporting company will serve to further stretch our limited capital resources. In other words, due to our limited resources, we may have to allocate resources away from other productive uses in order to pay any expenses we incur in order to comply with our obligations as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to meet our reporting and filing obligations with the SEC as they come due.

Risks Related to Intellectual Property

If our intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

Our success depends on the use and development of our analytic tools and related technology, products and services as well as our data analysis techniques, and internal systems and procedures that we have developed. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and assignment of invention and non-disclosure agreements to protect our technology, systems and data procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights, or that third parties will not independently develop functionally equivalent or superior algorithms or technologies. We believe that our platform and related technologies and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future, or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims, or whether we are ultimately successful in defending against such claims.

As part of our confidentiality procedures, we generally enter into assignment of invention and non-disclosure agreements with our employees, directors, consultants and corporate partners who have access to our key intellectual property, and we attempt to control access to and distribution of our technologies, documentation and other proprietary information. Despite these procedures third parties may copy or otherwise obtain and make unauthorized use of our technologies or other proprietary information or independently develop similar technologies or information. The steps that we have taken to prevent misappropriation of our technologies or other proprietary information may not prevent their misappropriation, particularly outside the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We also may be subject to claims of moral rights from employees and developers.

Failure to adequately protect our intellectual property, in the United States and abroad, could harm our business and operating results.

Our business depends on proprietary technology and content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trade secret and contractual restrictions to protect our proprietary technology and content. Effective trade secret protection is expensive to develop and maintain, in terms of the costs of defending our rights.  The failure to register for copyright protection may make it more difficult to protect our software or technology from infringement or to effectively obtain damages or otherwise vindicate our rights if infringement of our software or technology occurs. The intellectual property rights we obtain may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, circumvented, infringed or misappropriated. We may, over time, increase our investment in protecting our intellectual property through copyright, trademark, patent and other intellectual property filings that could be expensive and time-consuming.

We may also be required to protect our proprietary technology and content in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which for reasons of cost or logistics we may not pursue in every location. In addition, effective intellectual property protection may not be available to us in every country, and the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States and elsewhere, and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Moreover, unauthorized parties may attempt to copy aspects of our products’ features, software and functionality — some of which may be legally protectable but some of which may not – or obtain and use information that we consider confidential or proprietary.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in Canada, the United States and abroad may be necessary in the future to enforce our intellectual property rights, and to determine the validity and scope of the proprietary rights of others. We may also be involved in disputes relating to the rights to, and ownership of, the intellectual property developed by our employees, consultants and others. Our efforts to enforce or protect our proprietary rights may be ineffective, resulting in the invalidation or narrowing of the scope of our intellectual property and could result in substantial costs and diversion of resources, which could harm our business, results of operations or financial condition. Attempting to enforce our intellectual property rights against third parties could also expose us to counterclaims from such third parties.

If the security of our users’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed and we may be exposed to liability.

We will receive, store and process personal information and other fantasy sports data, and we will enable our clients to share their personal information with each other and with third parties, including on the Internet and mobile platforms.  Possession and use of personal information in our operations subjects us to risks and costs that could harm our business and reputation. Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could prevent us from providing our current service to fantasy sports players, or require us to modify our service thereby harming our business. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of the privacy. . In addition, errors in the storage, use or transmission of personal information could result in such a breach of privacy.

We believe that we will take reasonable steps to protect the security, integrity and confidentiality of the information we will collect and store, but there is no guarantee that inadvertent (e.g., due to software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. Such attacks are growing in number and severity against companies large and small in all sectors of the economy. We may in the future experience successful attempts by third-parties to obtain unauthorized access to our data despite our security measures. Since techniques used to obtain unauthorized access change frequently, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. Any willful or accidental security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive investigation and litigation, extensive downtime of our systems and other possible liabilities.

If our security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our users’ data, our relationships with our users will be severely damaged, and we could incur significant liability and loss of brand equity and goodwill. In addition, many jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity and may cause our users to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose users or fail to acquire new users.

If we experience compromises to our information technology as a result of security lapses, technical difficulties or otherwise that result in performance or availability problems of our cloud-based services, the complete shutdown of our service, or the loss or unauthorized disclosure of confidential information, our partners or users may be harmed or lose trust and confidence in us, and decrease the use of our services or stop using our services in its entirety, and we would suffer reputational and financial harm. Our third-party vendors may also suspend or discontinue their relationships with us. Additionally, in the future, we could be subject to regulatory investigations and litigation in connection with a security breach or related issue, and we could also face regulatory fines and be liable to third parties for these types of breaches. For example, we work with third-party vendors to process credit card payments by our users and are subject to payment card association operating rules. If our security measures fail to protect this information adequately or we fail to comply with the applicable operating rules, we could be liable to both our users for their losses, as well as the vendors under our agreements with them, we could be subject to fines and higher transaction fees, we could face regulatory action, and our users and vendors could end their relationships with us, any of which could harm our business, results of operations or financial condition.

Risks Related to Our Securities

We are subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.

The Company’s stock is defined as a “penny stock” under Rule 3a51-1 of the Exchange Act.  In general, a “penny stock” includes securities of companies which are not listed on the principal stock exchanges or NASDAQ and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2,000,000 ($5,000,000 if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6,000,000 in the last three years.  “Penny stocks” are subject to rule 15g-9, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are officers or directors of the issuer of the securities).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  Consequently, this rule may adversely affect the ability of broker-dealers to sell the Company’s stock, and therefore, may adversely affect the ability of the Company’s stockholders to sell stock in the public market.

Our stock price might be volatile.

The price of our stock may be highly volatile and could be subject to fluctuations in price in response to various factors, some of which are beyond our control.  These factors include:

•	quarterly variations in our results of operations or those of our competitors;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	disruption to our operations or those of other sources critical to our operations;

•	the emergence of new competitors;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	dilutive issuances of our stock or the stock of our subsidiaries, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new or different accounting standards;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	general economic conditions and slow or negative growth of related markets.

The market price for our common stock will most likely be particularly volatile given our status as a relatively unknown company with a small and thinly quoted public float, limited operating history and lack of net revenues, which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price would be attributable to a number of factors.  First, as noted above, the shares of our common stock will likely be sporadically and/or thinly quoted.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we will most likely be a speculative or “risky” investment due to our dependence on an initial flow of corporate consulting assignments and their implementation producing positive results to attract new clients.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

The sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

The elimination of monetary liability against the Company’s directors, officers and employees under Nevada law and the existence of indemnification rights by the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s articles of incorporation contain a specific provision that eliminates the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its directors and officers to the extent provided by Nevada law.  The Company may also have contractual indemnification obligations under its employment agreements with its executive officers.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup.  These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

There is a limited market for our shares. Our common stock is thinly quoted, so you may be unable to sell at or near bid prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our shares are currently quoted on the OTC Markets.  The companies quoted in the OTC Markets tend to be closely held, extremely small, thinly quoted, or bankrupt.  Most do not meet the minimum U.S. listing requirements for trading on a stock exchange such as the NASDAQ or New York Stock Exchange. Our common stock will likely be sporadically or “thinly-quoted,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  This situation is and will be attributable to a number of factors, including the fact that we are a small company which will be relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue.

We have never paid or declared any dividends on our common stock.

We have never paid or declared any dividends on our common stock.  Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common stock or our common stock to be sold in this offering.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.  Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current in our reporting requirements, we could be removed from the OTCBB or OTCQB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We intend to apply to have our common shares traded on the OTCQB and/or the OTCBB.  Companies whose shares are quoted for sale on the OTCBB and the OTCQB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB and OTCBB.  If we fail to remain current in our reporting requirements, we could be removed from the OTCBB or OTCQB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Anti-takeover provisions may impede the acquisition of the Company.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring ClickStream to negotiate with, and to obtain the approval of, our directors, in connection with such a transaction.  As a result, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business, brand and reputation with investors may be harmed.

In addition, reporting a material weakness may negatively impact investors’ perception of us.  We have allocated, and will continue to allocate, significant additional resources to remedy any deficiencies in our internal control.  There can be no assurances that our remedial measures will be successful in curing the any material weakness or that other significant deficiencies or material weaknesses will not arise in the future.

We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of your investment.

The Company will retain virtually complete discretion over the application of its working capital and new investment capital.  Because of the number and variety of factors that could determine the Company’s use of funds, there can be no assurances that such uses will not vary substantially from the Company’s current operating plan.

We intend to use existing working capital and future funding to support the continued development of our technology and products.  We will also use capital for market and network expansion, and general working capital purposes.  However, we do not have more specific plans for our capital and our management will have broad discretion in how we use available capital reserves.  Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of your investment.

ITEM 2.               FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Form 10 Registration Statement.  Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made in Item1A of this Registration Statement under the caption “Risk Factors.”  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the historical or future results, level of activity, performance or achievements expressed or implied by such forward-looking statements.  We undertake no duty to update any statements after the date of filing of this report to conform such statements to actual results or revised expectations, except as otherwise required by law.

Company Overview

ClickStream is a technology based data analytics company focused development of analytical tools for high volume data analysis and related internet trends and associations.  Our mission is to build value for our investors by commercializing the predictability power of discussions on the internet combined with other statistics in our ever growing database.  As discussed below, we are in late-stage development of a fantasy sports program, DraftClick. DraftClick, assists in fantasy sport player’s ability to monitor changes in betting lines, breaking news releases, injury reports, real-time discussions in sports forums, fan sentiment, historical matchup data and other sources of data, and present the results using a tailored version of our user interface which has been designed to enable seamless transition of professional athlete selections to fantasy game sites such as DraftKings and FanDuel.  We are pre-revenue and have completed a fully-functional prototype containing first-generation algorithms. Our development plan estimates four to five months to transition the prototype to a marketable product containing next-generation algorithms at an approximate cost of $250,000.  This estimate is based on an expected funding profile, the ability to maintain the current development team and the ability to hire additional developers in identified areas once the additional funding is in place.

Results of Operations

The following table summarizes the results of our operations from May 2, 2014 (Inception) until September 30, 2014 and the year ended September 30, 2015.

	For Year ended September 30, 2015		For the Period May 2, 2014 (inception) to September 30, 2014
Revenues	$	-----	$

Operating Expenses:
Consulting and professional fees		$178,100		$548,402
Consulting – related party		133,800		39,500
Professional fees				15,000
Research and development		99,861		--
General and administrative		50,256		83,869
Cost of Merger				$404,970

Loss from Operations		462,017		1,091,741

Other Expense
Interest Expense			$	(45,000)
Total Other Expense			$	(45,000)

Net Loss		$(462,017)		$(1,136,741)

Net loss per share basic and diluted		$(0.008)		$(0.022)

Weighted average common shares
outstanding basic and diluted		$60,055,843		$52,661,110

Below is a discussion of our operating results for the year ended September 30, 2015, compared to our operating results during the period May 2, 2014 (inception) to September 30, 2014. Net loss for the year ended September 30, 2015, was $462,017 compared to net loss of $1,136,741 for the period from inception to September 30, 2014. The decrease in net loss resulted from, increase in consulting – related party, professional fees research and development costs, offset by decreases in consulting expenses, cost of merger and interest expense, as described below.

Consulting costs for the year ended September 30, 2015 decreased $370,302 compared to the period from inception to September 30, 2014.  The decrease was a result of the use of consultants involved in the merger in the period from inception to September 30, 2014 which did not exist in the year ended September 30, 2015.

Consulting costs and professional fees – related party for the year ended September 30, 2015 increased $94,300 compared to the period from inception to September 30, 2014.  The increase results primarily from retaining two key consultants to help run the operations of the business.

Professional fees for the year ended September 30, 2015 decreased $15,000 compared to the period from inception to September 30, 2014.  The decrease is a direct result of additional legal fees associated with a potential capital financing in 2014 with no similar legal fees incurred in fiscal 2015.

Research and development for the year ended September 30, 2015 increased $99,861 compared to the period from inception to September 30, 2014.  The increase was directly a result of the addition of several critical hires to develop the intellectual property of the Company.

General and administrative for the year ended September 30, 2015 decreased $33,613 compared to the period from inception to September 30, 2014.  The aggregate decrease for the category results primarily from increases in travel of $16,520 and increase in meals and entertainment of $2,072. Offsetting these increases is a decrease in salaries of $40,293, $3,000 in financing fees, and $5,746 in investor related costs.

In May 2014 the Company incurred costs of $404,970 in connection with the reverse merger with Mine Clearing Corporation mainly due to the liabilities assumed upon the reverse merger.  There was no similar transaction in fiscal 2015.

Other Income / (Expense).

	9/30/2015	9/30/2014	Change	% Change

Interest expense	-	(45,000)	(45,000)	N/A
Net Other Income (Expense)	$-	$(45,000)	$(45,000)	N/A

Other income (expense) represents non-operating income and expense such as interest expense. For the year ended September 30, 2015, other income totaled $0 compared to other expense of $(45,000) in the same period of 2014. This $45,000 increase was primarily the result of interest expense of $45,000 in the period from inception to September 30, 2014 and no such expenses in the year ended September 30, 2015.

Liquidity

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The Company has not yet generated any revenues, has incurred recurring net losses since inception and has a working capital deficiency. During the year ended September 30, 2015, the Company incurred a net loss of $462,017 and utilized $165,731 of cash in operations.  As of September 30, 2015, the Company had a working capital deficiency and stockholders’ deficit of $634,336 respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects. As a result the company has limited operating history upon which an evaluation of ClickStream’s performance can be made. There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

We will also attempt to raise additional debt and/or equity financing to fund operations and to provide additional working capital. During the year ended September 30, 2015, the Company raised $100,000 through the sale of 1,000,000 shares of our common stock for cash. There is no assurance that such financing will be available in the future or obtained in sufficient amounts necessary to meet the Company’s needs, that the Company will be able to achieve profitable operations or that the Company will be able to meet its future contractual obligations. Should management fail to obtain such financing, the Company may curtail its operations.

We require approximately $250,000 to finalize the development of our key product, DraftClick, and an additional $1,000,000 to fund our operations for the next twelve months.  We are seeking to raise such funds from the sale of our securities.  No assurance can be made that we will be able to secure such financing or the terms thereof.  To the extent that we are unable to secure such financing, we will not be able to implement our business plan and may be required to curtail or cease operations.

In October 2015, we hired a consultant to provide a broad range of services to us, including business development, advice, strategic consulting regarding capital structure and fund-raising, and introduction to sources of financing.  The consultant’s compensation is not tied to the amount  of capital raised.

Comparison of Cash Flows for the Year Ended September 30, 2015 and 2014

Cash totaled $0 and $65,731 at September 30, 2015 and 2014, respectively. The change in cash is as follows:

	9/30/2015	9/30/2014	Change
Cash Used in Operating Activities	$(165,731)	$(164,269)	$(1,472)
Cash Provided by Financing Activities	100,000	230,000	(130,000)
Increase (Decrease) in Cash	$(65,731)	$65,731	$(131,472)

During the year ended September 30, 2015, our primary source of cash was financing activity. During the comparable period in 2014, our primary source of cash was financing activity. During both periods, these funds were primarily used to fund operations.

Operating Activities

Cash used in operating activities in year ended September 30, 2015 was $165,731 as compared to cash used of $164,269 during the prior period, representing an increase in cash used in operating activities of $1,472 based on the operating results discussed above.

Financing Activities

Cash generated from financing activities during the year ended September 30, 2015 was $100,000 as compared to $230,000 generated in the comparable period in 2014 representing a decrease of $130,000. During the year ended September 30, 2015, the Company received proceeds of $100,000 from the sale of its common stock. During the period ended September 30, 2014, the Company received proceeds from the sale of its common stock of $230,000.

Capital Resources

As of September 30, 2015, the Company does not have any material commitments for capital expenditures.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Such critical accounting policies, including the assumptions and judgments underlying them, are disclosed in Note 1 to the Financial Statements included in this Form 10. However, we do not believe that there are any alternative methods of accounting for our operations that would have a material effect on our financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates for the years reported include certain assumptions used in deriving the fair value of share-based compensation. Assumptions and estimates used in these areas are material to our reported financial condition and results of our operations. Actual results will differ from those estimates.

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, and other expenses relating to the acquisition, design, development and testing of the Company’s product.  Research and development costs are expensed as incurred, unless the achievement of milestones, the completion of contracted work, or other information indicates that a different expensing schedule is more appropriate. The Company reviews the status of its research and development contracts on a quarterly basis.

Total research and development costs recorded during the year ended September 30, 2015 amounted to $99,861.

Revenue Recognition

The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company plans to monetize DraftClick using its proprietary data analysis algorithms to take advantage of the growing fantasy sports market through various weekly subscription services and tools on a per sport basis that will generate subscription revenues from our services and are dependent on Internet usage and acceptance by users of our technology.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board where the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board where the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s common stock option and warrant grants is estimated using the Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model, and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

There were no stock options and warrants granted or issued during the years ended September 30, 2015 and 2014.  There were no stock options and warrants outstanding as of September 30, 2015 and 2014.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.   Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein.  Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, Compensation – Stock Compensation (Topic 718).  The pronouncement was issued to clarify the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period.  The pronouncement is effective for reporting periods beginning after December 15, 2015. The adoption of ASU 2014-12 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements.  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  The Company is currently evaluating the impact of the adoption of ASU 2014-15 on the Company’s financial statements and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

ITEM 3.               PROPERTIES

Description of Property

Our corporate headquarters are located in Los Angeles, California.  This facility has been provided without charge by the Company’s major stockholders.  We are actively seeking to lease office space in the Los Angeles metropolitan area.

ITEM 4.               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to beneficial ownership of our securities as of December 31, 2015 by:

•	persons known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 60,736,665 shares of our common stock outstanding on December 31, 2015. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of December 31, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o ClickStream Corporation, 1801 Century Park East, Suite 1201, Los Angeles, California 90067.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors
Michael J. O’Hara	1,700,000	2.8%
Michael Handelman	–	–
Michael I. Levy	200,000	*
All executive officers and directors as a group (three persons)	1,900,000	3.1%
* Less than 1%.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders

Alison Marcus 11500 Valentino Lane Las Vegas, NV 89138	4,500,000	7.4%

Richard Wachtell 18-15 215th Street Bayside, NY 11360	5,000,000(1)	8.23%

Patricia Meyer 2600 San Leandro Blvd. – Apt. 708 San Leandro, CA 94578	4,500,000	7.4%

(1) Includes 3,000,000 shares owned by the wife of Mr. Wachtell.

ITEM 5.               DIRECTORS AND OFFICERS

Set forth below is certain information regarding our directors and executive officers:

Name	Position	Age	Director/Officer Since
Michael J. O’Hara,	President, Chairman of the Board and Director	59	May, 2014
Michael Handelman	Chief Financial Officer and Secretary	56	October, 2015
Michael I. Levy	Director	73	May, 2014

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Executive Officers

Michael J. O’Hara

Mr. Michael J. O’Hara, age 59, has been involved in the field of technology since 1978 and with over 30 years of industry experience has managed organizations small and large. He worked at Lockheed Martin from 2002 through August 2014 serving as Systems Engineering Director for two major national defense satellite programs and prior to that as Program Director for a low earth orbit weather satellite system which supports our military and civilian weather predictions. Prior to Lockheed, Mr. O’Hara spent two years from 2000 to 2002 working with tech start-ups , serving as Vice President of Business Development at eSat and Vice President of Technical Operations at NetCurrents. From 1984 through 2000 Mr. O’Hara was with Hughes Aircraft Company (now Boeing) in various technical and management positions. His final assignment at Hughes was as Chief Systems Engineer for a joint NOAA/NASA/DoD program. Mr. O’Hara holds a BS in Physics (Magna Cum Laude) from the University of Massachusetts, MS in Physics from the University of Illinois, and MS in Computer Science from the University of Illinois.

Michael Handelman

Michael Handelman, age 56, has served as our Chief Financial Officer since October 2015.  Mr. Handelman served as Chief Financial Officer to Lion Biotechnologies, Inc. from February 2011 until June 2015 and was a member of the Lion Bio Board of Directors from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and as a financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 until October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Prior thereto, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children’s toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

Non-Employee Directors

Michael I. Levy

Michael I. Levy, age 73,  has a degree in Electronic Engineering from Vaughn College of Aeronautics and Technology and is a five decade veteran of the Entertainment Industry. He has been a successful agent, talent manager, studio head and producer.  In 1981, Levy became President and CEO of CBS’s new Theatrical Film Group and was a member of CBS’s management committee. During his time there, he helped create Tri-Star Motion Pictures, which originally consisted of Columbia Pictures, HBO and The CBS Theatrical Film Group.  In 1984, Levy started his own production company with 20th Century Fox where, within one year, he had over nineteen films in active development with Fox and other major studios and networks. Since forming his own Production Company, he has produced 16 Feature and Television projects in conjunction with different studios including Universal Pictures, Tri Star, MGM, 20th Century Fox, Miramax and Lionsgate.  In 1994, Levy became a Technology Consultant to several highly successful technology companies such as Physical Optics Corp., Broadata Corp Inc., Optikey, and Bauer Climate Control Systems to name a few. Mr. Levy is presently on the Board of Advisors of Saffron Technologies.

Term of Office

Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.

Key Consultants

Eben Esterhuizen – Chief Technology Consultant

Mr. Esterhuizen is a chartered financial analyst with a background in actuarial and financial mathematics. Mr. Esterhuizen founded Contextuall, an award winning machine learning consultancy. He was the first employee of Kapitall, an online brokerage firm that has raised more than $20 million to date.

Nate Bernard – Technical Consultant

Mr. Bernard  as 10 years’ experience managing websites, games, and digital products launches for clients including Topps, USA Network, NBC, History Channel, Garnier and Publicist Modem. Mr. Bernard  was the founder and lead designer at SkyRocket Studio, a production company specializing in branding, design and video which was successfully sold in 2013.

Sam Bernard – Web Consultant

Mr. Bernard is a senior web developer with nearly a decade of experience specializing in interactive user experiences and visualizing complex data and overseeing development of digital technologies for major brands and digital products.  Mr. Bernard has also architected gamified digital experiences focusing on fantasy sports and NFL/MLB card collecting.

ITEM 6.               EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each for the year ended September 30, 2015 and the period from May 2, 2014 (Inception) through September 30, 2014 for our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Total ($)
Michael O’Hara, President and Chairman of the Board	2015	27,000	27,000
	2014	-	-

Executive Employment Agreements

We currently do not have employment agreements with our executive officers.

In January 2015, we entered into a written consulting agreement with Michael O’Hara, our President and Chairman, for a two-year term pursuant to which he provides certain business and consulting services to the Company in addition to him serving as our President and Chairman. Under the terms of Mr. O’Hara’s agreement, he is to be paid $3,000 per month for services provided to the Company.

Compensation of Directors

Our Board of Directors is responsible for determining, by way of discussions at Board meetings, the compensation to be paid to our executive officers. We currently do not have a formal compensation program with specific performance goals or similar conditions; however, the performance of each executive is considered along with our ability to pay compensation and our results of operation for the period. We do not use any benchmarking in determining compensation or any element of compensation.  All directors received reimbursement for reasonable out-of-pocket expenses in attending Board of Directors meetings and for promoting our business.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation
Michael O’Hara	-	20,000 (1)	-	-
Michael I. Levy	-	20,000(1)	-	-
Bernard Luskin	-	10,000(2)	-	-
(1) Comprised of 200,000 shares issued at $0.10 per share on September 30, 2015
(2) Comprised of 100,000 shares issued at $0.10 per share on September 30, 2015

ITEM 7.              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

In March 2014, the Company entered into a two year consulting agreement with Irwin Meyer, a major shareholder of the Company, at a rate of $5,000 per month.  During the year ended September 30, 2015 and period May 2, 2014 (inception) up to September 30, 2014, the Company incurred consulting fees of $71,300 and $19,500, respectively for services rendered by the major shareholder and reported as part of Consulting - Related Party in the accompanying Statement of Operations.

During the year ended September 30, 2015 and period May 2, 2014 (inception) up to September 30, 2014, the Company incurred $62,500 and $20,000, respectively for legal services rendered by David Kagel, a shareholder of the Company, through his law firm and reported as part of Consulting - Related Party in the accompanying Statement of Operations.

Indemnification Agreements

We plan to enter into indemnification agreements with each of our directors and executive officers in the near future. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that the majority of our Board of Directors be independent.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees.  The Code of Business Conduct and Ethics is available for review in print, without charge, to any stockholder who requests a copy by writing to us at ClickStream Corporation, 1801 Century Park East, Suite 1201, Los Angeles, California 90067, Attention: Investor Relations.  Each of our directors, employees and officers is required to comply with the Code of Business Conduct and Ethics.  There have not been any amendments or waivers from the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

ITEM 8.               LEGAL PROCEEDINGS

We are not currently a party to any proceedings.  In the ordinary course of business, we may become a party to lawsuits involving various matters.  The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

PART II

ITEM 9.               MARKET PRICE OF, AND DIVIDENDS ON, THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Information

Our common stock is currently quoted on the OTC Markets under the trading symbol “CLIS”.

The transfer agent for our common stock is Empire Stock Transfer, Inc.

As of December 31, 2015, there were 93 holders of record of our common stock with 60,736,665 shares.

Dividends

We have never declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

ITEM 10.            RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company issued and sold the following securities without registration under the Securities Act:

•	In May 2014 the Company issued a total of 49,784,318 shares of common stock to the founders of the Company upon incorporation for par value.

•	In May 2014, the Company issued a total of 600,798 shares of common stock upon completion of a reverse merger (see Note 1 of the attached 2014 Financial Statements).

•	In May and September 2014, the Company sold a total of 3,000,000 shares of common stock in exchange for cash of $200,000 or $0.0667 per share.

•	In May 2014, the Company issued a total of 401,549 shares of common stock for settlement of debt of $69,420.

•	In September 2014, the Company issued 300,000 shares of common stock with a fair value of $30,000 in conjunction with our issuance of a promissory note.

•	In May and September 2014, the Company issued a total of 5,150,000 shares of common stock with a fair value of $515,002 in conjunction with services provided.

•	In September 2015 the Company issued a total of 500,000 shares of common stock to our Board of Directors with a fair value of $50,000 for services rendered. .

•	In December 2014, the Company sold a total of 1,000,000 shares of common stock in exchange for cash of $100,000 or $0.10 per share.

•
In October 2015, the Company agreed to grant an aggregate of 2,875,000 shares of common stock to consultants for services to be rendered.  A total of 1,375,000 shares with a fair value of $137,500 were issued in October 2015 for services rendered while the remaining 1,500,000 shares will be issued upon completion of the services.

The securities described above were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relating to transactions by an issuer not involving any public offering. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

ITEM 11.            DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share.  We are registering our common stock under this Form 10 pursuant to Section 12(g) of the Exchange Act.

As of September 30, 2015, there were 60,736,665 shares of our common stock issued and outstanding.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims of creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable. Our Board of Directors has the authority to issue authorized but unissued shares of common stock without any action by our stockholders.

Anti-Takeover Effects of Certain Provisions of Nevada State Law

We may in the future become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, the control share law does not govern their shares.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations, and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

ITEM 12.            INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s Bylaws include an indemnification provision under which the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company’s Bylaws further provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Additionally, the Company’s Bylaws provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized under the Bylaws.

The Nevada Revised Statutes also permits a corporation, and our Articles of Incorporation and Bylaws therefore permit the Company to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or our agent, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not we would have the power to indemnify them against such liability under our Bylaws.

However, nothing in our charter or Bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 13.            FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this item are set forth below beginning on page F-2 and are incorporated herein by reference.  We are not required to provide the supplementary data required by this item as we are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act.

ITEM 14.            CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART III

ITEM 15.            FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements

See the index to consolidated financial statements set forth on page F-1.

(b)           Exhibits

The exhibit index included at the end of this report is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d)of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CLICKSTREAM CORPORATION

January 19, 2016	By:	/s/ Michael J. O’Hara
Michael J. O’Hara Chairman of the Board, President and Interim Principal Executive Officer

INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1	Merger Agreement dated May 2, 2014*
3.1	Bylaws of ClickStream Corporation*
3.2	Amended and Restated Articles of Incorporation of ClickStream Corporation*
4.1	Specimen of Stock Certificate*
4.2	Warrant to EU Capital Advisors, LLC dated October 22, 2015
10.1	Consulting Agreement by and between ClickStream Corporation and Irwin Meyer dated March 7, 2014*
10.2	Consulting Agreement by and between ClickStream Corporation and Nate Bernard dated October 20, 2014*
10.3	Consulting Agreement by and between ClickStream Corporation and Sam Bernard dated October 20, 2014*
10.4	Consulting Agreement by and between ClickStream Corporation and Eben Esterhuizen dated October 20, 2014*
10.5	Consulting Agreement by and between ClickStream Corporation and Michael O’Hara dated January 1, 2015*
10.6	Consulting Agreement by and between ClickStream Corporation and EU Capital Advisors, LLC dated October 19, 2014
*	Incorporated by reference to the Company’s Registration Statement on Form 10 filed on December 11, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Clickstream Corp.
Los Angeles, CA

We have audited the accompanying consolidated balance sheets of Clickstream Corp. (the “Company”) as of September 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended September 30, 2015 and for the period May 2, 2014 (inception) to September 30, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clickstream Corp. as of September 30, 2015 and 2014, and the results of their operations and their cash flows for the year ended September 30, 2015 and for the period May 2, 2014 (inception) to September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has not yet generated any revenues, experienced recurring net losses since inception and has a stockholders deficit as of September 30, 2015. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
December 11 , 2015

CLICKSTREAM CORP.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
Assets:	2015	2014
Current assets
Cash and cash equivalents	$-	$65,731
Total assets	$-	$65,731

Liabilities and Stockholders' Deficit:

Current liabilities
Accounts payable	$109,286	$-
Accounts payable - related parties	144,500	7,500
Liabilities assumed upon merger	335,550	335,550
Loan payable - shareholder	45,000	45,000
Total current liabilities	634,336	388,050

Commitments and Contingencies

Stockholders' Deficit:
Preferred stock, par value $0.001, 5,000,000 shares
authorized, no shares issued and outstanding as of September 30, 2015 and
2014, respectively	-	-
Common stock, par value $0.0001, 300,000,000 shares
authorized and 60,736 665 and 59,236,665 shares issued and
outstanding as of September 30, 2015 and 2014, respectively	6,074	5,924
Additional paid in capital	958,348	808,498
Accumulated deficit	(1,598,758)	(1,136,741)
Total stockholders' deficit	(634,336)	(322,319)

Total liabilities and stockholders' deficit	$-	$65,731

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period May 2, 2014
	For Year Ended	(inception) to
	September 30,	September 30,
	2015	2014

Revenues	$-	$-

Operating Expenses:
Consulting and professional fees	178,100	548,402
Consulting - related party	133,800	39,500
Professional fees	-	15,000
Research and development	99,861	-
General and administrative	50,256	83,869
Cost of Merger	-	404,970
Loss from Operations	462,017	1,091,741

Other Expense
Interest Expense	-	(45,000)
Total Other Expense	-	(45,000)

Net Loss	$(462,017)	$(1,136,741)

Net loss per share- basic
and diluted	$(0.008)	$(0.022)

Weighted average common shares
outstanding- basic and diluted	60,055,843	52,661,110

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
 Period May 2, 2014 (inception) to September 30, 2014 and for the year ended September 30, 2015

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Issuance of founder shares	49,784,318	$4,978	$(4,978)	$-	$-

Common stock issued upon reverse merger	600,798	61	(61)		-

Common stock issued for cash	3,000,000	300	199,700		200,000

Common stock issued for settlement of debt	401,549	40	69,380		69,420

Common stock issued with loan payable to shareholder	300,000	30	29,970		30,000

Common stock issued for services	5,150,000	515	514,487		515,002

Net Loss				(1,136,741)	(1,136,741)

Balance, September 30, 2014	59,236,665	5,924	808,498	(1,136,741)	(322,319)

Common stock issued for services	500,000	50	49,950		50,000

Common stock issued for cash	1,000,000	100	99,900	-	100,000

Net Loss				(462,017)	(462,017)
Balance, September 30, 2015	60,736,665	$6,074	$958,348	$(1,598,758)	$(634,336)

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period May 2, 2014
	For Year Ended	(inception) to
	September 30,	September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(462,017)	$(1,136,741)
Adjustments to reconcile net loss to net cash
used in operating activities:
Common stock issued for services	50,000	515,002
Common stock issued upon issuance of loan payable to
shareholder recorded as financing cost		30,000
Discount from loan payable - shareholder		15,000
Changes in operating liabilities
Increase in accounts payable	109,286	-
Increase in accounts payable - related parties	137,000	7,500
Increase liabilities assumed upon merger	-	404,970
Net Cash Used in Operating Activities	(165,731)	(164,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable - shareholder	-	30,000
Proceeds from sale of common stock	100,000	200,000
Net Cash Provided by Financing Activities	100,000	230,000

Net (Decrease) Increase in Cash	(65,731)	65,731
Cash at Beginning of Period	65,731	-
Cash at End of Period	-	65,731

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock in settlement of debt	$-	$69,420

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Business

History

We were incorporated in the state of Nevada on September 30, 2005 and previously operated under the name Peak Resources Incorporated. Effective August 18, 2008, we changed our name to “Mine Clearing Corporation” (MCCO). The Company had been operating as an exploration division in the mining sector until May 2014.

On April 25, 2014, the Company’s shareholders adopted Amended and Restated Articles of Incorporation, (the “New Articles”). The New Articles provided for a one for 300 reverse split of all outstanding shares of common stock, authorization of 5 million shares of “blank check” preferred stock, an increase in the authorized shares of common stock to 300,000,000 shares and changing the name of the Company to ClickStream Corporation. All share and per share amounts have been adjusted to reflect the one for 300 reverse split of the common stock as of the earliest period presented.

On May 2, 2014, the Company acquired all of the outstanding shares of ClickStream Corporation, a Delaware corporation (“CS Delaware”), pursuant to a merger into a wholly-owned subsidiary of the Company.  As part of the merger agreement, the Company issued a total of 600,798 shares of common stock in exchange for the entire issued and outstanding shares of MCCO of 600,798 shares of common stock.

Since former holders of Clickstream common stock owned, after the merger, substantially all of MCCO’s shares of common stock, and as a result of certain other factors, including that all members of the Company’s executive management are members of Clickstream management, Clickstream is deemed to be the acquiring company for accounting purposes and the merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”).  In addition, the Company incurred costs of $404,970 in connection with the reverse merger mainly due to the liabilities of MCCO which were assumed by Clickstream.  The entire costs have been reflected in the 2014 statement of operations.

Subsequent to the merger, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

Business Operations

ClickStream is a technology based data analytics company focused on development of analytical tools for high volume data analysis and related internet trends and associations.  We are currently in late-stage development of a fantasy sports analytical service platform, DraftClick.

DraftClick is designed to assist in the fantasy sport player’s ability to monitor changes in betting lines, breaking news releases, injury reports, real-time discussions in sports forums, fan sentiment, historical matchup data and other sources of data by incorporating all of this information into prediction results.  These results are then presented using a tailored version of DraftClick’s user interface which has been designed to enable seamless transition of player selections to fantasy game sites such as DraftKingsTM and FanDuelTM.  DraftClick uses over 40 types of algorithms and it uses over 100 player specific variables as input data points. The specific algorithms to use for each player each day are selected by the system based on the training data. The training data consists of thousands of historical contests where the outcome is known and the values of the data points are known before and after each contest. This so-called historical “back testing” is also used to establish proper confidence levels. As each day goes by, the set of training data increases by the outcomes for that day. We plan to launch DraftClick in 2016.

NOTE 2 – Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern.  The Company has not yet generated any revenues, has incurred recurring net losses since inception and has a working capital deficiency.  During the year ended September 30, 2015, the Company incurred a net loss of $462,017 and utilized $165,731 of cash in operations. As of September 30, 2015, the Company had a working capital deficiency and stockholders’ deficit of $634,336 respectively.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects.  As a result the company has limited operating history upon which an evaluation of the ClickStream’s performance can be made.  There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development.  There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

We will also attempt to raise additional debt and/or equity financing to fund operations and to provide additional working capital. During the year ended September 30, 2015, the Company raised $100,000 through the sale of 1,000,000 shares of our common stock for cash.  There is no assurance that such financing will be available in the future or obtained in sufficient amounts necessary to meet the Company’s needs, that the Company will be able to achieve profitable operations or that the Company will be able to meet its future contractual obligations. Should management fail to obtain such financing, the Company may curtail its operations.

Management believes it will take approximately $250,000 to finalize the development of the Company’s key product, and an additional $1,000,000 to fund operations through February 2017.  In October 2015, the Company hired a consultant to assist in raising the  capital required.

NOTE 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates for the years reported include certain assumptions used in deriving the fair value of share-based compensation. Assumptions and estimates used in these areas are material to our reported financial condition and results of our operations. Actual results will differ from those estimates.

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, and other expenses relating to the acquisition, design, development and testing of the Company’s product.  Research and development costs are expensed as incurred, unless the achievement of milestones, the completion of contracted work, or other information indicates that a different expensing schedule is more appropriate. The Company reviews the status of its research and development contracts on a quarterly basis.

Total research and development costs recorded during the year ended September 30, 2015 amounted to $99,861.

Revenue Recognition

The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company plans to monetize DraftClick using its proprietary data analysis algorithms to take advantage of the growing fantasy sports market through various weekly subscription services and tools on a per sport basis that will generate subscription revenues from our services and are dependent on Internet usage and acceptance by users of our technology.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s common stock option and warrant grants is estimated using the Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model, and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

There were no stock options and warrants granted or issued during the years ended September 30, 2015 and 2014.  There were no stock options and warrants outstanding as of September 30, 2015 and 2014.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes.  The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at anticipated future tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, there have been no interest or penalties assessed or paid.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Loss Per Share

The Company adopted FASB ASC Topic 260, Earnings Per Share. Basic earnings per share is based on the weighted effect of common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of potentially dilutive securities outstanding. For all periods, potentially issuable securities are anti-dilutive.

There are no potentially dilutive shares of common stock outstanding as of September 30, 2015.

Fair Value Measurement

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

As of September 30, 2015, the carrying value of certain accounts such as accounts payable, accrued expenses and loan payable to shareholder approximates their fair value due to the short-term nature of such instruments.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.   Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein.  Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, Compensation – Stock Compensation (Topic 718).  The pronouncement was issued to clarify the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period.  The pronouncement is effective for reporting periods beginning after December 15, 2015. The adoption of ASU 2014-12 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements.  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-15 on the Company’s financial statements and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 4 – Loan Payable –Shareholder

On September 17, 2014, the Company issued a promissory note to a shareholder for $45,000 in exchange for cash of $30,000 and an implied discount of $15,000.  The note is unsecured and is due within ten days upon on the completion of an initial financing by the Company which is expected to be in January 2016.  As an added incentive, the Company also granted the note holder 300,000 shares of common stock with a fair value of $30,000.

The Company expensed the discount of $15,000 and the fair value of the 300,000 shares of $30,000 or a total of $45,000 upon issuance of the loan due to its short term nature.

NOTE 5 – Stockholders’ Deficit

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share

As of September 30, 2015, there were 60,736,665 shares of our common stock issued and outstanding.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  Cumulative voting for the election of directors is not authorized.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims of creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable. Our Board of Directors has the authority to issue authorized but unissued shares of common stock without any action by our stockholders.

As of September 30, 2015, there were no shares of our preferred stock issued and outstanding.

Common Stock

Period Ended September 30, 2014

The Company issued a total of 49,784,318 shares of common stock to the founders of the Company upon incorporation.

In May 2014, the Company issued a total of 600,798 shares of common stock upon completion of a reverse merger (see Note 1).

In May and September 2014, the Company sold a total of 3,000,000 shares of common stock in exchange for cash of $200,000 at a price range of $0.05 per share and $0.10 per share.

In May 2014, the Company issued a total of 401,549 shares of common stock for settlement of debt of $69,420.

In September 2014, the Company issued 300,000 shares of common stock with a fair value of $30,000 in conjunction with our issuance of a promissory note (see Note 4).

In May and September 2014, the Company issued a total of 5,150,000 shares of common stock with a fair value of $515,002 in conjunction with services provided.  The shares were valued at $0.10 per share based upon our recent sale of common stock for cash.  The entire $515,002 was expensed upon issuance and was reported as part of consulting expenses in the accompanying Statement of Operations.

Year Ended September 30, 2015

During the year ended September 30, 2015, the Company issued a total of 500,000 shares of common stock to our Board of Directors with a fair value of $50,000 for services rendered.  The shares were valued at $0.10 per share based upon our recent sale of common stock for cash.  The entire $50,000 was expensed upon issuance and was reported as part of consulting expenses in the accompanying Statement of Operations.

In December 2014, the Company sold a total of 1,000,000 shares of common stock in exchange for cash of $100,000 or $0.10 per share.

NOTE 6 – Related Party Transactions

In March 2014, the Company entered into a two year consulting agreement with a major shareholder of the Company at a rate of $5,000 per month.  During the year ended September 30, 2015 and period May 2, 2014 (inception) up to September 30, 2014, the Company incurred consulting fees of $71,300 and $19,500, respectively for services rendered by the major shareholder and reported as part of Consulting - Related Party in the accompanying Statement of Operations.

During the year ended September 30, 2015 and period May 2, 2014 (inception) up to September 30, 2014, the Company incurred $62,500 and $20,000, respectively for legal services rendered by a shareholder and officer of the Company and reported as part of Consulting - Related Party in the accompanying Statement of Operations.

As of September 30, 2015 and 2014, the Company had accounts payable to our officers and the major shareholders in the amount of $144,500 and $7,500, respectively for unpaid consulting and professional fees.

During the year ended September 30, 2015, the Company’s office facility has been provided without charge by the Company’s major stockholders. Such cost was not material to the financial statements and accordingly, have not been reflected therein.  In view of the Company’s limited operations and resources, management did not receive any compensation from the Company during the year ended September 30, 2015 and for the period May 2, 2014 (inception) up to September 30, 2014.

NOTE 7 – Subsequent Events

In October 2015, the Company agreed to grant an aggregate of 2,875,000 shares of common stock to consultants for services to be rendered.  A total of 1,375,000 shares with a fair value of $137,500 were issued in October 2015 for services rendered while the remaining 1,500,000 shares will be issued upon completion of the service.

In October 2015, the Company granted a consultant warrants to purchase 10,000,000 shares of our common stock.  The warrants are fully vested, exercisable at $0.05 per share and will expire in five years.  The Company also determined that the exercise price of the warrants is not considered indexed to the Company’s own stock and  as a result, will be accounted for as derivative liabilities upon issuance.  As of the date of this registration statement, the Company is still in the process of calculating the fair value of the derivative securities.